EXHIBIT 99

Capstone Turbine Announces First Quarter Fiscal Year 2013 Operating Results

Revenue of $28.8 Million and Gross Margin Improves to 8%

Record Backlog of $139.5 Million at June 30, 2012

CHATSWORTH, Calif., Aug. 9, 2012 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the first quarter of fiscal year 2013 ended June 30, 2012.

First Quarter 2013 Highlights

  Total revenue of $28.8 million, up 19% year-over-year
  Product revenue of $23.6 million, up 13% year-over-year
  Shipments of 25.1 megawatts, compared to 21.9 megawatts in Q1 Fiscal 2012
  Gross margin of $2.2 million, or 8%, compared to 2% in Q1 Fiscal 2012
  Positive gross margin in seven of last eight quarters
  New orders of $24.1 million; greater than 1 to 1 book to bill ratio
  Record product backlog of $139.5 million at June 30, 2012, up 21% year-over-year
  Cash balance of $45.1 million at June 30, 2012

Management Commentary

"We continued to execute well during the first quarter generating $28.8 million in revenue and maintaining a record level of backlog," said Darren Jamison, Capstone's President and Chief Executive Officer. "Gross margin increased nearly 600 basis points year-over-year as we realized strong C200 and C1000 sales volume and 45% higher average revenue per unit while continuing to focus on lowering direct material costs.

"Our ongoing penetration of key verticals was impressive during the quarter, with approximately 20 megawatts of orders from the oil and gas markets in the U.S., Russia and Colombia along with further inroads into the Asian-Pacific market. Our new product and marketing development initiatives are enabling us to gain market share across many of our key markets.  Additionally, we continue to manage our operating expenses through improved manufacturing efficiencies and lower direct material costs as we work toward achieving profitability."

First Quarter 2013 Financial Summary

Revenue for the first quarter of Fiscal 2013 was $28.8 million, a decrease of 4% from $30.1 million for the fourth quarter of Fiscal 2012, and an increase of 19% from $24.3 million for the first quarter of Fiscal 2012.  Capstone shipped 25.1 megawatts in the first quarter of Fiscal 2013, compared to 27.1 megawatts in the fourth quarter of Fiscal 2012 and 21.9 megawatts in the first quarter of Fiscal 2012. Average revenue per unit increased for the first quarter of Fiscal 2013 to approximately $176,000, compared to $167,000 for the fourth quarter of Fiscal 2012 and $122,000 for the first quarter of Fiscal 2012.

Capstone's backlog as of June 30, 2012 was $139.5 million, an increase from $139.0 million at March 31, 2012, and an increase of $24.2 million, or 21%, from $115.3 million at June 30, 2011.

Gross margin for the first quarter of Fiscal 2013 was $2.2 million, or 8% of revenue, compared to $0.9 million, or 3% of revenue, for the fourth quarter of Fiscal 2012, and $0.5 million, or 2% of revenue, for the first quarter of Fiscal 2012. The year-over-year increase in gross margin of $1.7 million was the result of a $1.6 million improvement realized from higher C200 and C1000 Series systems sales volume, increased average selling prices and lower direct material costs.

Research and development expenses were $2.2 million for the first quarter of Fiscal 2013, compared to $2.0 million for the fourth quarter of Fiscal 2012 and $2.2 million for the first quarter of Fiscal 2012.

Selling, general and administrative expenses were $7.4 million for the first quarter of Fiscal 2013, flat as compared to the fourth quarter of Fiscal 2012 and up from $6.6 million for the first quarter of Fiscal 2012.

Capstone's net loss was $7.8 million, or $0.03 loss per share, for the first quarter of Fiscal 2013, compared to $8.3 million, or $0.03 loss per share, for the fourth quarter of Fiscal 2012, and $2.9 million, or $0.01 loss per share, for the first quarter of Fiscal 2012. Capstone's loss from operations for the first quarter of Fiscal 2013 was $7.5 million, compared to $8.5 million for the fourth quarter of Fiscal 2012 and $8.3 million for the first quarter of Fiscal 2012.

Accounting Standards Codification 815 "Derivatives and Hedging" requires warrants accounted for as liabilities to be adjusted to fair value. The Company recorded a non-cash benefit of $0.1 million to change in fair value of warrant liability during the first quarter of Fiscal 2013.  Capstone's net loss for the first quarter of Fiscal 2013 before considering the non-cash benefit to the change in warrant liability would have been $7.9 million (calculated by subtracting the $0.1 million change in warrant liability benefit from the $7.8 million reported net loss), or $0.03 loss per share. The Company recorded a non-cash benefit of $5.6 million to change in fair value of warrant liability during the first quarter of Fiscal 2012. Capstone's net loss for the first quarter of Fiscal 2012 before considering the non-cash benefit to the change in warrant liability would have been $8.5 million (calculated by subtracting the $5.6 million change in warrant liability benefit from the $2.9 million reported net loss), or $0.03 loss per share (calculated by subtracting a $0.02 gain per share attributable to the change in warrant liability charge from the $0.01 loss per share reported).

Liquidity and Capital Resources

At June 30, 2012, cash and cash equivalents totaled $45.1 million compared to $50.0 million at March 31, 2012 and $22.1 million at June 30, 2011. During the quarter ended June 30, 2012, Capstone used $7.0 million of cash in operating activities, used $0.3 million of cash in investing activities and generated $2.5 million in cash from financing activities. This compares to cash used in operating activities of $12.3 million, cash generated from investing activities of $0.9 million and cash generated from financing activities of $0.1 million during the quarter ended June 30, 2012.

Conference Call and Webcast

The Company will host a conference call today, Thursday, August 9, 2012, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 6,500 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about market expansion, attaining profitability, and improvement in certain key performance indicators. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

– Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30, 2012	March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 45,117	$ 49,952
Accounts receivable, net of allowance for doubtful accounts of $2,643 at June 30, 2012 and $2,228 at March 31, 2012	18,453	18,576
Inventories	20,086	18,881
Prepaid expenses and other current assets	2,483	2,974
Total current assets	86,139	90,383
Property, plant and equipment, net	4,439	4,833
Non-current portion of inventories	2,466	1,313
Intangible assets, net	2,680	2,811
Other assets	442	452
Total	$ 96,166	$ 99,792

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 23,455	$ 23,061
Accrued salaries and wages	2,146	1,716
Accrued warranty reserve	2,321	1,494
Deferred revenue	2,870	2,995
Revolving credit facility	13,010	10,431
Current portion of notes payable and capital lease obligations	190	363
Warrant liability	642	791
Total current liabilities	44,634	40,851
Long-term portion of notes payable and capital lease obligations	145	70
Other long-term liabilities	226	254
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 415,000,000 shares authorized; 300,595,265 shares issued and 299,566,614 shares outstanding at June 30, 2012; 300,315,313 shares issued and 299,317,493 shares outstanding at March 31, 2012	301	300
Additional paid-in capital	791,249	790,901
Accumulated deficit	(739,187)	(731,412)
Treasury stock, at cost; 1,028,651 shares at June 30, 2012 and 997,820 shares at March 31, 2012	(1,202)	(1,172)
Total stockholders' equity	51,161	58,617
Total	$ 96,166	$ 99,792

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2012	2011
Revenue	$ 28,812	$ 24,282
Cost of goods sold	26,643	23,775
Gross margin	2,169	507
Operating expenses:
Research and development	2,204	2,162
Selling, general and administrative	7,448	6,640
Total operating expenses	9,652	8,802
Loss from operations	(7,483)	(8,295)
Other income	22	4
Interest expense	(191)	(231)
Change in fair value of warrant liability	149	5,626
Loss before income taxes	(7,503)	(2,896)
Provision for income taxes	272	—
Net loss	$ (7,775)	$ (2,896)

Net loss per common share—basic and diluted	$ (0.03)	$ (0.01)

Weighted average shares used to calculate net loss per common share	299,434	259,366
CONTACT: Investor and Investment Media Inquiries:
         818-407-3628
         ir@capstoneturbine.com